Exhibit 16.1

[●], 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir/Madam:

We have read the statements made by Dada Nexus Limited (the “Company”) (copy attached) pursuant to Item 4(d) of Form F-l, which we understand will be filed with the Securities and Exchange Commission as part of the registration statement on Form F-1 of the Company dated [●], 2020 under the section “Change in Independent Auditor” and have the following comments:

1.

We are in agreement with the statements concerning our firm contained in paragraphs one, three and four, except that in paragraph three, we consider it is necessary to disclose that the Company had restated its previously issued financial statements for each of the two years ended December 31, 2017 which our firm had issued a report on June 29, 2018. The Company did not seek or obtain our concurrence with respect to the restatements; and

2.	We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

Attachment

Attachment

Change in Independent Auditor

We engaged PricewaterhouseCoopers Zhong Tian LLP, or PwC, in September 2017 to audit our consolidated financial statements for each of the two years ended December 31, 2017. In February 2019, we notified PwC to dismiss it as our independent auditor.

In May 2019, in connection with the preparation of this offering, we engaged Deloitte Touche Tohmatsu CPA Ltd., or Deloitte, as our independent auditor to audit our consolidated financial statements for each of the three years ended December 31, 2018. The change of independent auditor was approved by our board of directors.

PwC’s report on the financial statements for each of the two years ended December 31, 2017 does not contain an adverse opinion or a disclaimer of opinion, and is not qualified or modified as to uncertainty, audit scope, or accounting principles. During PwC’s engagement and up to the interim period before PwC’s dismissal, there had been no disagreements between PwC and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and there had been no “reportable events” as defined under Item 16F(a)(1)(v) of Form 20-F that would require disclosure.

We provided a copy of this disclosure to PwC, and requested it to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. We have been informed by PwC that it agrees to furnish such letter in the form as the Exhibit 16.1 to the registration statement of which this prospectus forms a part.

During 2017 and 2018, and any subsequent interim period prior to the engagement of Deloitte on May 29, 2019, neither we nor any person on our behalf consulted with Deloitte regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided by Deloitte was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement or reportable event as defined in the Form 20-F.

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